Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140240

January 2009 Performance Update

The Frontier Fund Supplement Dated February 10, 2009 to Prospectus Dated May 27, 2008

T H E    F RO N T I E R    F U N D ‘ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

January performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2	January 30, 2009 MTD	January 30, 2009 YTD	NAV / Unit
Balanced Series-2	1.59%	1.59%	$144.70
Balanced Series-2a	1.53%	1.53%	$123.15
Campbell/Graham/Tiverton Series-2	0.27%	0.27%	$124.48
Currency Series-2	-2.83%	-2.83%	$106.21
Long/Short Commodity Series-2	2.91%	2.91%	$112.46
Winton/Graham Series-2	0.14%	0.14%	$131.67
Winton Series-2	0.63%	0.63%	$140.93
Long Only Commodity Series-2	-5.70%	-5.70%	$70.21
Managed Futures Index Series-2	-1.38%	-1.38%	$137.77

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of January 30, 2009. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

February 10, 2009

In consideration of the news regarding Bernard L. Madoff (“Madoff”), The Frontier Fund has had no direct exposure to Bernard L. Madoff Investment Securities through our individual trading accounts or any of our counterparties.

We continually monitor all of our trading accounts and counterparties and have identified no material risks with other institutions at this time. We are particularly vigilant during today’s market and have reconfirmed the effectiveness of all of our risk management procedures.

The following are several important facts about The Frontier Fund that differentiate the fund from a firm like Madoff’s hedge fund, as well as many hedge funds:

•	The Frontier Fund is a public fund, registered under the 1933 Act, reporting under the 1934 Act and subject to the public reporting requirements of the federal securities laws.

•	As a public fund, The Frontier Fund submits 10Qs every quarter and audited 10Ks annually, as well as an updated prospectus every nine months to three regulatory bodies: the SEC, FINRA, and NFA.

•

The Frontier Fund facilitates its trading activity (directly or indirectly) in separate, segregated accounts rather than directly in the fund. All accounts and trading activity are conducted with internationally recognized clearing firms and brokers who meet our strict guidelines, including net capital standards and credit rating requirements.

•

As a public fund, The Frontier Fund is subject to the requirements of Section 404 of the Sarbanes Oxley Act relating to management’s certification of, and its auditors attesting to, the effectiveness of the fund’s internal control over financial reporting.

•	As a public fund, The Frontier Fund is subject to periodic on-site reviews by the SEC, FINRA, and NFA. The Frontier Fund has undergone successful reviews by NFA and FINRA in the past four years.

•	The Frontier Fund’s financial statements are audited annually by an independent registered public accounting firm, McGladrey & Pullen, LLP, the fifth largest auditing firm in the U.S.

•	The Frontier Fund has daily liquidity, establishing the value of the fund on a daily basis. This daily net asset value is subjected to internal audit. Investors can redeem daily.

•

The Frontier Fund facilitates all of its trading on exchange-traded futures and interbank currency markets, i.e., all the instruments are priced by the exchanges. This is different from most hedge funds, which are in non-exchange-traded instruments, and the price is calculated by the fund itself or third parties.

As always, we are eager to address your questions and concerns. If there are any additional issues that you would like us to comment upon, please contact us at 303-837-0600, or invest@thefrontierfund.com.

Richard Bornhoft	Robert Enck
Chairman and Chief Investment Officer	President and Chief Executive Officer

This is not an offer to sell or a solicitation of an offer to buy interests in The Frontier Fund. Any such offer can only be made by Prospectus, which is available upon request.

None of the procedures, facts, or claims contained herein is intended to guarantee profits or provide assurance against losses. None of the Securities and Exchange Commission (“SEC”), FINRA, or National Futures Association (“NFA”) approves or disapproves of The Frontier Fund or the sale of securities by The Frontier Fund. The Commodity Futures Trading Commission (“CFTC”) has not passed upon the merits of participating in The Frontier Fund.

Please consult your financial advisor to discuss whether this investment is suitable for your overall financial objectives. Read the Prospectus carefully for a detailed description of the Fund and inherent risk factors. All investors must submit a fully executed subscription agreement.

Set forth below is a summary of the principal risk factors associated with an investment in The Frontier Fund. The Units of this Series are highly speculative and rely on the ability of The Bornhoft Group to allocate assets to multiple Trading Advisors for success. Their purchase involves a high degree of risk due to substantial price volatility in domestic and foreign markets for financial instruments, currencies, energy, metals, and commodities and the uncertainty as to the ability of the multiple Trading Advisors to profit in those markets. You should consider all risk factors before investing in any Series of The Frontier Fund. Please refer to the “Risk Factors” section of the Prospectus.

•	Futures, forward and options trading are volatile and highly leveraged.

•	Past performance is not indicative of future results.

•	You could lose a substantial portion, or even all, of your investment.

•

If you redeem all, or a portion of your Units in Class 1 of any Series, on or before the end of twelve (12) full months following the effective date of the purchase of the Units being redeemed, you will be charged a redemption fee of up to 3.0% of the Net Asset Value at which your Units are redeemed.

•	Your annual tax liability is anticipated to exceed cash distributions to you.

•	Transfers are restricted; no market exists, or is expected to exist, for the Units of any Series.

The Frontier Fund is not a mutual fund and is not subject to regulation under the Investment Company Act of 1940, as amended.

THE FRONTIER FUND BALANCED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$1,798,763.18
Unrealized trading gain/(loss)			(255,421.61)
Less: commissions			(36,743.82)
Less: FCM fees			(34,667.81)
Foreign currency gain/(loss)			(32,801.60)
Interest income			14,965.67

Total Income			1,454,094.01

EXPENSES

Management fees			25,676.14
Incentive fees			337,577.44

Total Expenses			363,253.58

Net Income (Loss)			$1,090,840.43

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	471,142.62217	$67,109,662.16	142.44
Current month additions	17,918.21112	2,565,326.31
Current month redemptions	(1,242.03438)	(177,907.04)
Net Income (loss) for current month		1,090,840.43

Net Asset Value, end of current month	487,818.79891	$70,587,921.86	144.70

	Monthly rate of return		1.59%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 2

THE FRONTIER FUND BALANCED SERIES - 2A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$50,361.26
Unrealized trading gain/(loss)			(7,068.27)
Less: commissions			(1,028.77)
Less: FCM fees			(969.15)
Foreign currency gain/(loss)			(917.04)
Interest income			1,483.44

Total Income			41,861.47

EXPENSES

Trading Fee			1,815.29
Management fees			1,100.12
Incentive fees			9,486.24

Total Expenses			12,401.65

Net Income (Loss)			$29,459.82

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	15,551.61627	$1,886,351.14	121.30
Current month additions	549.31207	67,000.00
Current month redemptions	—	—
Net Income (loss) for current month		29,459.82
Net Asset Value, end of current month	16,100.92834	$1,982,810.96	123.15

	Monthly rate of return		1.52%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 2A

THE FRONTIER FUND CAMPBELL/GRAHAM/TIVERTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$113,460.92
Unrealized trading gain/(loss)			(56,339.12)
Less: commissions			(1,900.34)
Less: FCM fees			(3,936.24)
Foreign currency gain/(loss)			(4,518.14)
Interest income			4,356.90

Total Income			51,123.98

EXPENSES

Management fees			19,583.48
Incentive fees			8,601.90

Total Expenses			28,185.38

Net Income (Loss)			$22,938.60

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	62,892.75616	$7,807,774.37	124.14
Current month additions	3,474.33606	430,114.83
Current month redemptions	(1,123.75201)	(139,269.89)
Net Income (loss) for current month		22,938.60

Net Asset Value, end of current month	65,243.34021	$8,121,557.91	124.48

	Monthly rate of return		0.27%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund- Campbell/Graham/Tiverton Series 2

THE FRONTIER FUND CURRENCY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(21,557.24)
Unrealized trading gain/(loss)			(462,744.23)
Net change in inter-series payables			415,565.03
Less: FCM fees			(9,125.45)
Interest income			4,346.03

Total Income			(73,515.86)

EXPENSES

Management fees			8,510.91
Incentive fees			—

Total Expenses			8,510.91

Net Income (Loss)			$(82,026.77)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	26,958.66854	$2,946,600.45	109.30
Current month additions	94.12654	10,000.00
Current month redemptions	(537.60099)	(58,489.57)
Net Income (loss) for current month		(82,026.77)

Net Asset Value, end of current month	26,515.19409	$2,816,084.11	106.21

	Monthly rate of return		-2.83%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Currency Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$496,448.60
Unrealized trading gain/(loss)			(45,958.97)
Less: commissions			(12,436.88)
Less: FCM fees			(5,763.04)
Foreign currency gain/(loss)			(800.46)
Interest income			21,632.98

Total Income			453,122.23

EXPENSES

Management fees			39,387.94
Incentive fees			83,900.67

Total Expenses			123,288.61

Net Income (Loss)			$329,833.62

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	102,552.11185	$11,206,889.40	109.28
Current month additions	3,734.62196	415,903.01
Current month redemptions	(600.37347)	(66,936.58)
Net Income (loss) for current month		329,833.62

Net Asset Value, end of current month	105,686.36034	$11,885,689.45	112.46

	Monthly rate of return		2.91%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 2

THE FRONTIER FUND WINTON/GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$62,697.19
Unrealized trading gain/(loss)			(7,583.59)
Less: commissions			(2,830.58)
Less: FCM fees			(4,451.27)
Foreign currency gain/(loss)			(3,628.22)
Interest income			7,142.78

Total Income			51,346.31

EXPENSES

Management fees			22,175.57
Incentive fees			10,505.06

Total Expenses			32,680.63

Net Income (Loss)			$18,665.68

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	109,779.21599	$14,434,393.88	131.49
Current month additions	2,731.33338	360,401.00
Current month redemptions	(1,924.31263)	(252,137.06)
Net Income (loss) for current month		18,665.68

Net Asset Value, end of current month	110,586.23674	$14,561,323.50	131.67

	Monthly rate of return		0.14%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton/Graham Series 2

THE FRONTIER FUND WINTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$149,583.82
Unrealized trading gain/(loss)			(39,445.64)
Less: commissions			(383.07)
Less: FCM fees			(5,300.69)
Foreign currency gain/(loss)			(6,577.72)
Interest income			8,940.20

Total Income			106,816.90

EXPENSES

Management fees			21,195.60
Incentive fees			12,637.00

Total Expenses			33,832.60

Net Income (Loss)			$72,984.30

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	83,855.00245	$11,743,366.98	140.04
Current month additions	—	—
Current month redemptions	(796.01527)	(110,822.77)
Net Income (loss) for current month		72,984.30

Net Asset Value, end of current month	83,058.98718	$11,705,528.51	140.93

	Monthly rate of return		0.64%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(42,309.54)
Unrealized trading gain/(loss)			(2,108.57)
Less: commissions			—
Less: FCM fees			(321.38)
Foreign currency gain/(loss)			—
Interest income			1,267.54

Total Income			(43,471.95)

EXPENSES

Management fees			780.81
Incentive fees			—

Total Expenses			780.81

Net Income (Loss)			$(44,252.76)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	10,586.76174	$788,246.90	74.46
Current month additions	798.12617	56,000.00
Current month redemptions	(73.16492)	(5,748.80)
Net Income (loss) for current month		(44,252.76)

Net Asset Value, end of current month	11,311.72299	$794,245.34	70.21

	Monthly rate of return		-5.70%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long Only Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$10,645.00
Unrealized trading gain/(loss)			(22,286.50)
Less: commissions			(130.09)
Less: FCM fees			(502.54)
Foreign currency gain/(loss)			(2,972.51)
Interest income			1,575.62

Total Income			(13,671.02)

EXPENSES

Management fees			2,009.48
Incentive fees			—

Total Expenses			2,009.48

Net Income (Loss)			$(15,680.50)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	8,132.23792	$1,136,073.89	139.70
Current month additions	1,412.12469	194,500.00
Current month redemptions	—	—
Net Income (loss) for current month		(15,680.50)

Net Asset Value, end of current month	9,544.36261	$1,314,893.39	137.77

	Monthly rate of return		-1.38%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Managed Futures Index Series 2